BANKWELL FINANCIAL GROUP REPORTS OPERATING RESULTS FOR THE THIRD QUARTER, DECLARES FOURTH QUARTER DIVIDEND, AND ANNOUNCES SHARE REPURCHASE PLAN

New Canaan, CT – October 28, 2024 – Bankwell Financial Group, Inc. (NASDAQ: BWFG), a leading commercial bank with a growing digital focus, reported GAAP net income of $1.9 million, or $0.24 per share for the third quarter of 2024, versus $1.1 million, or $0.14 per share, for the second quarter of 2024. The Company's Board of Directors declared a $0.20 per share cash dividend, payable November 22, 2024 to shareholders of record on November 11, 2024.

Third quarter of 2024 results include an $8.2 million previously disclosed charge-off taken against a $13.7 million office loan participation as a $0.79 drag to earnings per share. Pre-tax, pre-provision net revenue (PPNR) of $9.0 million, or $1.17 per share, fell 7% relative to the second quarter of 2024 at $9.7 million, or $1.25 per share.
On October 28, 2024, the Company announced that on October 23, 2024, its Board of Directors authorized a new share repurchase plan. Under the terms of the share repurchase plan, the Company is authorized to buy back up to 250,000 shares of its outstanding common stock. In connection with the authorization of the new plan, the Company terminated its existing plan, originally approved in 2018 and amended in 2021, pursuant to which the Company has purchased 532,802 shares of its common stock.

Discussion of Outlook; Bankwell Financial Group President and CEO, Christopher R. Gruseke:

"Although we were disappointed with the elevated charge-off in the third quarter, the Company’s go-forward outlook remains favorable. Our liability sensitive balance sheet leaves us well positioned for accelerating margin expansion in the coming quarters, and we believe that strategic investments in our commercial lending platform will help us diversify our assets and improve our profitability."

Key Points for Third Quarter and Bankwell’s Outlook

Brokered Deposits Decrease, Liability Sensitive Balance Sheet.
•Brokered deposits declined $24.2 million in the third quarter of 2024 and are down $168.5 million since December 31, 2023.
•Reported net interest margin was 2.72%, which included a -6 basis point impact as a result of charges associated with a single non-performing loan and fees associated with called brokered CDs.
•With $1.3 billion of time deposits maturing in the next 12 months at a weighted average rate of 4.89%, the Company anticipates an annualized reduction in funding costs by $3.35 million, given current pricing. This translates into approximately $0.33 incremental EPS, or approximately 11 basis points on net interest margin, given no further changes to Fed Funds and stable asset yields.
•Further, the Company anticipates $0.5 billion of loans to reprice or mature over the same period, which could further benefit net interest margin by an additional 15 to 20 basis points on an annualized basis.

NPL to be Sold, Residential Care Upgrades a Positive Sign.
•A $27.1 million multifamily commercial real estate loan was placed on nonperforming status as of September 30, 2024. As of October 28, 2024, the Company has a signed agreement for the sale of this loan at par value. As of September 30, 2024, this loan comprises 103 basis points of the 2.50% nonperforming loans as a percentage of total loans.
•Elsewhere, favorable macroeconomic trends were reflected in improved operating results among the Company's residential care borrowers. Specifically, during the quarter four relationships totaling $42 million were upgraded. The Company anticipates the positive trend to continue as both Medicaid reimbursement rates and operational costs normalize.

Ongoing Investments with Continued Focus on Efficiency.
•The Company continues to invest for future growth, with notable recent developments including a lending partnership with Lendio, the launch of Bankwell Direct, the launch of a new Small Business Administration (SBA) division, and hiring key leadership personnel.
•The Company continues to operate efficiently with a non-interest expense to average asset ratio of 1.62% for the quarter ended September 30, 2024.

Third Quarter 2024 Financial Highlights and Key Performance Indicators (KPIs):

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Return on average assets(1)	0.24%	0.14%	0.47%	1.03%	1.19%
Pre-tax, pre-provision net revenue return on average assets(1)	1.13%	1.22%	1.10%	1.27%	1.37%
Return on average shareholders' equity(1)	2.83%	1.65%	5.59%	12.82%	15.19%
Net interest margin(1)	2.72%	2.75%	2.71%	2.81%	2.85%
Efficiency Ratio(1)(2)	58.8%	55.9%	60.3%	55.0%	52.0%
Noninterest expense to average assets(1)	1.62%	1.55%	1.66%	1.56%	1.48%
Net loan charge-offs as % of average loans(1)	0.56%	0.01%	0.11%	0.01%	—%
Dividend payout(1)(3)	82.30%	142.86%	41.67%	18.35%	16.00%
Fully diluted tangible book value per common share(1)	$33.76	$33.61	$33.57	$33.39	$32.55
Total capital to risk-weighted assets(1)(4)	12.83%	12.98%	12.63%	12.32%	11.86%
Total common equity tier 1 capital to risk-weighted assets(1)(4)	11.80%	11.73%	11.60%	11.30%	10.82%
Tier I Capital to Average Assets(1)(4)	10.24%	10.17%	10.09%	9.81%	9.60%
Tangible common equity to tangible assets(1)	8.40%	8.42%	8.42%	8.19%	7.86%
Earnings per common share - diluted	$0.24	$0.14	$0.48	$1.09	$1.25
Common shares issued and outstanding	7,858,573	7,866,499	7,908,180	7,882,616	7,841,616
(1)     Non-GAAP Financial Measure, refer to the "Non-GAAP Financial Measures" and the "Reconciliation of GAAP to Non-GAAP Measures" sections of this document for additional detail.

(2)    Efficiency ratio is defined as noninterest expense, less other real estate owned expenses and amortization of intangible assets, divided by our operating revenue, which is equal to net interest income plus noninterest income excluding gains and losses on sales of securities and gains and losses on other real estate owned. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

(3)    The dividend payout ratio is calculated by dividing dividends per share by earnings per share.

(4)    Represents Bank ratios. Current period capital ratios are preliminary subject to finalization of the FDIC Call Report.

Pre-Tax, Pre-Provision Net Revenue(1) ("PPNR")

PPNR for the three and nine months ended September 30, 2024, were $9.0 million and $27.4 million, respectively, a decrease of 20.1% and 28.6%, respectively, from the $11.3 million and $38.4 million recognized in the three and nine months ended September 30, 2023, respectively.

	For the Quarter Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2023
Net interest income	$20,717	$21,219	$21,147	$22,245	$22,691	$63,083	$72,223
Total noninterest income	1,156	683	915	1,129	786	2,754	3,713
Total revenues	21,873	21,902	22,062	23,374	23,477	65,837	75,936
Total noninterest expense	12,865	12,245	13,297	12,864	12,205	38,407	37,537
PPNR	$9,008	$9,657	$8,765	$10,510	$11,272	$27,430	$38,399
(1)     Non-GAAP Financial Measure, refer to the "Non-GAAP Financial Measures" section of this document for additional detail.

•Revenues (net interest income plus noninterest income) for the quarter ended September 30, 2024 were $21.9 million, versus $23.5 million for the quarter ended September 30, 2023. The decrease in revenues for the quarter ended September 30, 2024 was attributable to an increase in interest expense on deposits. Revenues for the nine months ended September 30, 2024 were $65.8 million, versus $75.9 million for the nine months ended September 30, 2023. The decrease in revenues for the quarter ended September 30, 2024 was attributable to an increase in interest expense on deposits and lower gains from loan sales, partially offset by an increase in interest and fees on loans due to higher loan yields and prepayment fees.

•The net interest margin (fully taxable equivalent basis) for the quarters ended September 30, 2024 and September 30, 2023 was 2.72% and 2.85%, respectively. The decrease in the net interest margin was due to an increase in funding costs, partially offset by an increase in interest income on earning assets. For the quarter ended September 30, 2024, the net interest margin includes a -5 basis point unfavorable impact as a result of the $27.1 million commercial real estate loan being placed on non-performing status plus a -1 basis point unfavorable impact from one-time costs associated with Brokered CDs called during the quarter.

•Overall non-interest income of $1.2 million increased 69.3% when compared to the second quarter, primarily due to higher gains as a result of more SBA loan sales. Service charges increased when compared to the second quarter and continues to grow on a positive trend line.

•Total non-interest expense of $12.9 million increased 5% compared to the second quarter as the Company continues to invest in strategic initiatives.
Allowance for Credit Losses - Loans ("ACL-Loans")

The ACL-Loans was $27.8 million as of September 30, 2024 compared to $27.9 million as of December 31, 2023. The ACL-Loans as a percentage of total loans was 1.06% as of September 30, 2024 compared to 1.03% as of December 31, 2023.

Provision for credit losses was $6.3 million for the quarter ended September 30, 2024. The increase in the provision for credit losses for the quarter was primarily due to a charge-off of $8.2 million which previously did not have an associated specific reserve. The increase was partially offset by a $1.0 million recovery on a previously charged-off loan.
Total nonaccrual loans increased $9.3 million to $65.5 million as of September 30, 2024 when compared to the previous quarter. The increase was primarily due to a $27.1 million commercial real estate multifamily loan1. The increase was partially offset by two loans that were partially charged-off for a total of $15.4 million and two loans that were paid off totaling $4.7 million in the third quarter of 2024. Nonperforming assets as a percentage of total assets increased to 2.07% at September 30, 2024 from 1.53% at December 31, 2023.
1.As of October 28, 2024, the Company has a signed agreement for the sale of this loan at par value.

BANKWELL FINANCIAL GROUP, INC.
ASSET QUALITY (unaudited)
(Dollars in thousands)

	For the Quarter Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
ACL-Loans:
Balance at beginning of period	$36,083	$27,991	$27,946	$29,284	$30,694
Charge-offs:
Residential real estate	—	(9)	(132)	—	—
Commercial real estate	(8,184)	(522)	(3,306)	(824)	—
Commercial business	(7,010)	—	(197)	—	—
Consumer	(17)	(12)	(49)	(15)	(31)
Construction	(616)	—	—	—	—
Total charge-offs	(15,827)	(543)	(3,684)	(839)	(31)
Recoveries:
Residential real estate	—	141	—	—	—
Commercial real estate	1,013	113	—	—	—
Commercial business	(34)	—	27	464	35
Consumer	1	13	4	3	19
Construction	—	—	—	—	—
Total recoveries	980	267	31	467	54
Net loan (charge-offs) recoveries	(14,847)	(276)	(3,653)	(372)	23
Provision (credit) for credit losses - loans	6,516	8,368	3,698	(966)	(1,433)
Balance at end of period	$27,752	$36,083	$27,991	$27,946	$29,284

	As of
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Asset quality:
Nonaccrual loans
Residential real estate	$1,316	$1,339	$1,237	$1,386	$1,408
Commercial real estate	46,360	28,088	19,083	23,009	1,898
Commercial business	9,101	17,396	16,841	15,430	7,352
Construction	8,766	9,382	9,382	9,382	9,382
Consumer	—	—	—	—	7,917
Total nonaccrual loans	65,543	56,205	46,543	49,207	27,957
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$65,543	$56,205	$46,543	$49,207	$27,957

Nonperforming loans as a % of total loans	2.50%	2.12%	1.74%	1.81%	1.01%
Nonperforming assets as a % of total assets	2.07%	1.79%	1.48%	1.53%	0.86%
ACL-loans as a % of total loans	1.06%	1.36%	1.04%	1.03%	1.06%
ACL-loans as a % of nonperforming loans	42.34%	64.20%	60.14%	56.79%	104.75%
Total past due loans to total loans	2.48%	0.84%	1.44%	0.78%	1.44%

Financial Condition & Capital
Assets totaled $3.2 billion at September 30, 2024, a decrease of $54.4 million, or 1.7% compared to December 31, 2023. Gross loans totaled $2.6 billion at September 30, 2024, a decrease of $95.4 million, or 3.5% compared to December 31, 2023. Deposits totaled $2.7 billion at September 30, 2024, a decrease of $48.6 million, or 1.8% compared to December 31, 2023. Brokered deposits have decreased $168.5 million or 17.7%, when compared to December 31, 2023

Period End Loan Composition	September 30, 2024	June 30, 2024	December 31, 2023	Current QTD % Change	YTD % Change
Residential Real Estate	$45,553	$47,875	$50,931	(4.9)%	(10.6)%
Commercial Real Estate(1)	1,887,942	1,912,701	1,947,648	(1.3)	(3.1)
Construction	160,292	150,259	183,414	6.7	(12.6)
Total Real Estate Loans	2,093,787	2,110,835	2,181,993	(0.8)	(4.0)
Commercial Business	490,292	503,444	500,569	(2.6)	(2.1)
Consumer	39,126	42,906	36,045	(8.8)	8.5
Total Loans	$2,623,205	$2,657,185	$2,718,607	(1.3)%	(3.5)%
(1) Includes owner occupied commercial real estate of $0.7 billion at September 30, 2024, June 30, 2024, and December 31, 2023, respectively.

Period End Deposit Composition	September 30, 2024	June 30, 2024	December 31, 2023	Current QTD % Change	YTD % Change
Noninterest bearing demand	$295,552	$328,475	$346,172	(10.0)%	(14.6)%
NOW	76,413	122,112	90,829	(37.4)	(15.9)
Money Market	840,234	825,599	887,352	1.8	(5.3)
Savings	87,212	91,870	97,331	(5.1)	(10.4)
Time	1,388,760	1,294,319	1,315,073	7.3	5.6
Total Deposits	$2,688,171	$2,662,375	$2,736,757	1.0%	(1.8)%
Shareholders’ equity totaled $267.9 million as of September 30, 2024, an increase of $2.2 million compared to December 31, 2023, primarily a result of net income of $6.8 million for the nine months ended September 30, 2024. The increase was partially offset by dividends paid of $4.7 million.
The Company's capital position was generally stable during the third quarter, with total risk-based capital, common-equity tier 1 capital and leverage ratios at 12.83%, 11.80%, and 10.24%, respectively, at September 30, 2024. The Company repurchased 9,670 shares and 85,990 shares at weighted average prices of $23.86 and $24.82 per share for the quarter and nine months ended September 30, 2024.

We recommend reading this earnings release in conjunction with the Third Quarter 2024 Investor Presentation, located at http://investor.mybankwell.com/Presentations and included as an exhibit to our October 28, 2024 Current Report on Form 8-K.
Conference Call
Bankwell will host a conference call to discuss the Company’s financial results and business outlook on October 29, 2024, at 10:00 a.m. E.T. The call will be accessible by telephone and webcast using https://investor.mybankwell.com/news-market-data/event-calendar/default.aspx. A supplementary slide presentation will be posted to the website prior to the event, and a replay will be available for 12 months following the event.

About Bankwell Financial Group

Bankwell Financial Group, Inc. is the holding company for Bankwell Bank (“Bankwell”). Bankwell is a full-service Commercial Bank, established in 2013. Headquartered in New Canaan, CT, Bankwell serves customers nationwide, delivering unmatched accessibility, expertise, and responsiveness. Bankwell offers an array of commercial financing products, including Working Capital lines of credit, SBA loans, Acquisition loans, and Commercial mortgages, in addition to digital and physical treasury management and deposit services.
For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Courtney E. Sacchetti, Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166 or at ir@mybankwell.com.
For more information, visit www.mybankwell.com.
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the banking industry or securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

Non-GAAP Financial Measures
In addition to evaluating the Company's financial performance in accordance with U.S. generally accepted accounting principles ("GAAP"), management may evaluate certain non-GAAP financial measures, such as the efficiency ratio. A computation and reconciliation of certain non-GAAP financial measures used for these purposes is contained in the accompanying Reconciliation of GAAP to Non-GAAP Measures tables. We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. For example, the Company believes that the efficiency ratio is useful in the assessment of financial performance, including noninterest expense control. The Company believes that tangible common equity, tangible assets, tangible common equity to tangible assets, tangible common shareholders' equity, fully diluted tangible book value per common share, adjusted noninterest expense, operating revenue, efficiency ratio, average tangible common equity, annualized return on average tangible common equity, return on average assets, return on average shareholders' equity, pre-tax, pre-provision net revenue, net interest margin, net loan charge-offs as a percentage of average loans, pre-tax, pre-provision net revenue on average assets, and the dividend payout ratio are useful to evaluate the relative strength of the Company's performance and capital position. We utilize these measures for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure.

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(Dollars in thousands)

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
ASSETS
Cash and due from banks	$275,829	$234,277	$245,043	$267,521	$256,973
Federal funds sold	15,508	17,103	2,584	1,636	1,122
Cash and cash equivalents	291,337	251,380	247,627	269,157	258,095

Investment securities
Marketable equity securities, at fair value	2,148	2,079	2,069	2,070	1,975
Available for sale investment securities, at fair value	108,866	107,635	108,417	109,736	97,907
Held to maturity investment securities, at amortized cost	34,886	28,286	15,739	15,817	15,885
Total investment securities	145,900	138,000	126,225	127,623	115,767
Loans receivable (net of ACL-Loans of $27,752, $36,083, $27,991, $27,946, and $29,284 at September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023, and September 30, 2023, respectively)	2,591,551	2,616,691	2,646,686	2,685,301	2,735,242
Accrued interest receivable	14,714	14,675	15,104	14,863	15,648
Federal Home Loan Bank stock, at cost	5,655	5,655	5,655	5,696	5,696
Premises and equipment, net	24,780	25,599	26,161	27,018	26,899
Bank-owned life insurance	52,443	52,097	51,764	51,435	51,119
Goodwill	2,589	2,589	2,589	2,589	2,589
Deferred income taxes, net	9,300	11,345	9,137	9,383	9,395
Other assets	22,811	23,623	24,326	22,417	29,326
Total assets	$3,161,080	$3,141,654	$3,155,274	$3,215,482	$3,249,776

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest bearing deposits	$293,195	$328,475	$376,248	$346,172	$345,433
Interest bearing deposits	2,394,976	2,333,900	2,297,274	2,390,585	2,423,193
Total deposits	2,688,171	2,662,375	2,673,522	2,736,757	2,768,626

Advances from the Federal Home Loan Bank	90,000	90,000	90,000	90,000	90,000
Subordinated debentures	69,389	69,328	69,266	69,205	69,143
Accrued expenses and other liabilities	45,594	52,975	54,454	53,768	64,145
Total liabilities	2,893,154	2,874,678	2,887,242	2,949,730	2,991,914

Shareholders’ equity
Common stock, no par value	118,429	118,037	118,401	118,247	117,181
Retained earnings	151,257	150,895	151,350	149,169	142,205
Accumulated other comprehensive (loss)	(1,760)	(1,956)	(1,719)	(1,664)	(1,524)
Total shareholders’ equity	267,926	266,976	268,032	265,752	257,862

Total liabilities and shareholders’ equity	$3,161,080	$3,141,654	$3,155,274	$3,215,482	$3,249,776

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Dollars in thousands, except share data)

	For the Quarter Ended					For the Nine Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2023
Interest and dividend income
Interest and fees on loans	$43,596	$43,060	$43,325	$44,122	$43,854	$129,981	$126,059
Interest and dividends on securities	1,390	1,190	1,130	1,108	1,016	3,710	3,018
Interest on cash and cash equivalents	3,205	3,429	3,826	4,164	3,393	10,460	9,983
Total interest and dividend income	48,191	47,679	48,281	49,394	48,263	144,151	139,060
Interest expense
Interest expense on deposits	25,579	24,677	25,362	25,307	23,789	75,618	61,599
Interest expense on borrowings	1,895	1,783	1,772	1,842	1,783	5,450	5,238
Total interest expense	27,474	26,460	27,134	27,149	25,572	81,068	66,837

Net interest income	20,717	21,219	21,147	22,245	22,691	63,083	72,223
Provision (credit) for credit losses	6,296	8,183	3,683	(960)	(1,579)	18,162	1,826
Net interest income after provision (credit) for credit losses	14,421	13,036	17,464	23,205	24,270	44,921	70,397
Noninterest income
Bank owned life insurance	346	333	329	316	303	1,008	876
Service charges and fees	575	495	304	688	294	1,374	941
Gains and fees from sales of loans	133	45	321	79	237	499	1,893
Other	102	(190)	(39)	46	(48)	(127)	3
Total noninterest income	1,156	683	915	1,129	786	2,754	3,713
Noninterest expense
Salaries and employee benefits	6,223	6,176	6,291	6,088	6,036	18,690	18,507
Occupancy and equipment	2,334	2,238	2,322	2,231	2,146	6,894	6,434
Professional services	1,142	989	1,065	1,033	491	3,196	2,505
Data processing	851	755	740	747	741	2,346	2,141
Director fees	292	306	900	605	362	1,498	1,207
FDIC insurance	853	705	930	1,026	1,026	2,488	3,138
Marketing	73	90	114	139	184	277	512
Other	1,097	986	935	995	1,219	3,018	3,093
Total noninterest expense	12,865	12,245	13,297	12,864	12,205	38,407	37,537
Income before income tax expense	2,712	1,474	5,082	11,470	12,851	9,268	36,573
Income tax expense	786	356	1,319	2,946	3,074	2,461	8,434
Net income	$1,926	$1,118	$3,763	$8,524	$9,777	$6,807	$28,139
Earnings Per Common Share:
Basic	$0.24	$0.14	$0.48	$1.09	$1.25	$0.86	$3.61
Diluted	$0.24	$0.14	$0.48	$1.09	$1.25	$0.86	$3.58
Weighted Average Common Shares Outstanding:
Basic	7,715,040	7,747,675	7,663,521	7,603,938	7,598,230	7,708,768	7,582,272
Diluted	7,720,895	7,723,888	7,687,679	7,650,451	7,633,934	7,731,454	7,646,837
Dividends per common share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.60	$0.60

BANKWELL FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (unaudited)
(Dollars in thousands, except share data)

	As of
Computation of Tangible Common Equity to Tangible Assets	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total Equity	$267,926	$266,976	$268,032	$265,752	$257,862
Less:
Goodwill	2,589	2,589	2,589	2,589	2,589
Other intangibles	—	—	—	—	—
Tangible Common Equity	$265,337	$264,387	$265,443	$263,163	$255,273

Total Assets	$3,161,080	$3,141,654	$3,155,274	$3,215,482	$3,249,776
Less:
Goodwill	2,589	2,589	2,589	2,589	2,589
Other intangibles	—	—	—	—	—
Tangible Assets	$3,158,491	$3,139,065	$3,152,685	$3,212,893	$3,247,187

Tangible Common Equity to Tangible Assets	8.40%	8.42%	8.42%	8.19%	7.86%

	As of
Computation of Fully Diluted Tangible Book Value per Common Share	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total shareholders' equity	$267,926	$266,976	$268,032	$265,752	$257,862
Less:
Preferred stock	—	—	—	—	—
Common shareholders' equity	$267,926	$266,976	$268,032	$265,752	$257,862
Less:
Goodwill	2,589	2,589	2,589	2,589	2,589
Other intangibles	—	—	—	—	—
Tangible common shareholders' equity	$265,337	$264,387	$265,443	$263,163	$255,273

Common shares issued and outstanding	7,858,573	7,866,499	7,908,180	7,882,616	7,841,616

Fully Diluted Tangible Book Value per Common Share	$33.76	$33.61	$33.57	$33.39	$32.55

BANKWELL FINANCIAL GROUP, INC.
NET INTEREST MARGIN ANALYSIS ON A FULLY TAX EQUIVALENT BASIS - QTD (unaudited)
(Dollars in thousands)

	For the Quarter Ended
	September 30, 2024			September 30, 2023
	Average Balance	Interest	Yield/ Rate (4)	Average Balance	Interest	Yield/ Rate (4)
Assets:
Cash and Fed funds sold	$253,664	$3,205	5.03%	$265,115	$3,393	5.08%
Securities(1)	147,431	1,390	3.78	127,229	953	3.00
Loans:
Commercial real estate	1,905,506	28,288	5.81	1,943,725	28,140	5.67
Residential real estate	47,481	736	6.20	53,966	671	4.97
Construction	156,273	3,070	7.69	209,154	3,908	7.31
Commercial business	512,507	10,783	8.23	539,185	10,394	7.54
Consumer	41,845	719	6.84	44,020	741	6.66
Total loans	2,663,612	43,596	6.40	2,790,050	43,854	6.15
Federal Home Loan Bank stock	5,655	122	8.32	5,696	115	8.13
Total earning assets	3,070,362	$48,313	6.16%	3,188,090	$48,315	5.93%
Other assets	90,410			78,089
Total assets	$3,160,772			$3,266,179

Liabilities and shareholders' equity:
Interest bearing liabilities:
NOW	$94,958	$45	0.18%	$102,149	$47	0.18%
Money market	832,430	8,597	4.11	922,036	9,064	3.90
Savings	89,463	691	3.07	105,366	817	3.08
Time	1,347,857	16,246	4.79	1,322,074	13,861	4.16
Total interest bearing deposits	2,364,708	25,579	4.30	2,451,625	23,789	3.85
Borrowed Money	159,349	1,895	4.73	159,103	1,783	4.39
Total interest bearing liabilities	2,524,057	$27,474	4.33%	2,610,728	$25,572	3.89%
Noninterest bearing deposits	303,213			345,988
Other liabilities	62,602			54,136
Total liabilities	2,889,872			3,010,852
Shareholders' equity	270,900			255,327
Total liabilities and shareholders' equity	$3,160,772			$3,266,179
Net interest income(2)		$20,839			$22,743
Interest rate spread			1.83%			2.04%
Net interest margin(3)			2.72%			2.85%
(1)Average balances and yields for securities are based on amortized cost.
(2)The adjustment for securities and loans taxable equivalency amounted to $122 thousand and $52 thousand for the quarters ended September 30, 2024 and 2023, respectively.
(3)Annualized net interest income as a percentage of earning assets.
(4)Yields are calculated using the contractual day count convention for each respective product type.

BANKWELL FINANCIAL GROUP, INC.
NET INTEREST MARGIN ANALYSIS ON A FULLY TAX EQUIVALENT BASIS - YTD (unaudited)
(Dollars in thousands)

	For the Nine Months Ended
	September 30, 2024			September 30, 2023
	Average Balance	Interest	Yield/ Rate (4)	Average Balance	Interest	Yield/ Rate (4)
Assets:
Cash and Fed funds sold	$273,138	$10,460	5.12%	$281,033	$9,983	4.75%
Securities(1)	139,871	3,592	3.42	128,554	2,864	2.97
Loans:
Commercial real estate	1,909,390	84,582	5.82	1,932,549	79,958	5.46
Residential real estate	48,912	2,226	6.07	56,798	1,957	4.59
Construction	158,884	8,913	7.37	194,396	10,582	7.18
Commercial business	517,880	32,097	8.14	546,329	32,073	7.74
Consumer	41,383	2,162	6.98	30,571	1,489	6.51
Total loans	2,676,449	129,980	6.38	2,760,643	126,059	6.02
Federal Home Loan Bank stock	5,670	358	8.43	5,527	308	7.46
Total earning assets	3,095,128	$144,390	6.13%	3,175,757	$139,214	5.78%
Other assets	92,249			66,342
Total assets	$3,187,377			$3,242,099

Liabilities and shareholders' equity:
Interest bearing liabilities:
NOW	$97,970	$133	0.18%	$97,741	$127	0.17%
Money market	849,860	26,294	4.13	910,840	23,532	3.45
Savings	91,135	2,093	3.07	117,984	2,404	2.72
Time	1,319,031	47,097	4.77	1,291,124	35,536	3.68
Total interest bearing deposits	2,357,996	75,617	4.28	2,417,689	61,599	3.41
Borrowed Money	159,288	5,450	4.57	161,166	5,238	4.29
Total interest bearing liabilities	2,517,284	$81,067	4.30%	2,578,855	$66,837	3.47%
Noninterest bearing deposits	336,129			374,943
Other liabilities	62,631			40,192
Total liabilities	2,916,044			2,993,990
Shareholders' equity	271,333			248,109
Total liabilities and shareholders' equity	$3,187,377			$3,242,099
Net interest income(2)		$63,323			$72,377
Interest rate spread			1.83%			2.31%
Net interest margin(3)			2.73%			3.04%
(1)Average balances and yields for securities are based on amortized cost.
(2)The adjustment for securities and loans taxable equivalency amounted to $240 thousand and $154 thousand for the nine months ended September 30, 2024 and 2023, respectively.
(3)Annualized net interest income as a percentage of earning assets.
(4)Yields are calculated using the contractual day count convention for each respective product type.